EXHIBIT 99.1

T-Mobile US Reports Second Quarter 2014 Results,
Fastest Growth, Fastest Network and Best Customer Service in the Industry

Company Expects Strong Performance to Continue into the Second Half of 2014

Second Quarter 2014 Highlights:

•	Led the industry with total revenue growth of 8.0% year-over-year on a pro forma combined basis

•	Led the industry with service revenue growth of 7.1% year-over-year on a pro forma combined basis

•	Adjusted EBITDA of $1.45 billion, leading the industry with 33.4% growth quarter-over-quarter

•	Total net customer additions of 1.5 million, fifth consecutive quarter with over 1 million total net customer additions

•	Led the industry with branded postpaid phone net adds of 579,000 and branded prepaid net adds of 102,000

•	Tablets drove record mobile broadband net additions of 329,000, up by a factor of five versus the prior quarter

•	Continued record low branded postpaid phone churn of 1.5%, flat year-over-year and sequentially

•	America’s Fastest Nationwide 4G LTE network, now covering more than 233 million people in 325 metro areas

•	Today announced that T-Mobile now has nationwide VoLTE coverage

•	T-Mobile and MetroPCS brands ranked highest in J.D. Power Wireless Customer Care Study

BELLEVUE, Wash. - July 31, 2014 - T-Mobile US, Inc. (NYSE: TMUS) today reported second quarter 2014 earnings which demonstrated continued customer momentum and strong financial results. The Company surpassed the 50 million customer milestone in the quarter and again led the industry in branded postpaid phone net customer additions. T-Mobile continued to expand and extend the Un-carrier strategy in the quarter, launching both Un-carrier 5.0: Test Drive and Un-carrier 6.0: Music Freedom to address additional consumer pain points and deliver new value to customers. In addition, both T-Mobile and MetroPCS have been awarded the highest ranking in customer service by J.D. Power and Associates. This operational focus translated into financial strength in the second quarter with the Company recording industry-leading growth in total and service revenues and Adjusted EBITDA.

T-Mobile reported 1.5 million total net customer additions with over 1.0 million total branded net customer additions for the quarter, including branded postpaid net additions of 908,000 and branded prepaid net additions of 102,000. The strong branded postpaid net addition performance resulted from continued momentum in gross additions, which were up 30% year-over-year, and ongoing stability in branded postpaid phone churn, which was 1.5% in the quarter, flat quarter-over-quarter and year-over-year.

“We have completely reversed T-Mobile’s trajectory and started a revolution that is changing the rules in wireless,” said John Legere, President and CEO of T-Mobile. “Now, with more than 50 Million customers, 1.5 million customers added this quarter and 5 quarters in a row of over 1 million net new customers -- we are proud to be the fastest growing wireless company in America, with the fastest 4G LTE network and just this morning, recognized for having the best Customer Service nationwide.”

Un-Carrier Delivering Results
Since launching Un-carrier in 2013, T-Mobile has transformed the wireless industry with innovations such as No Annual Service Contracts, equipment installment plans, the JUMP! device upgrade program, free international data roaming, and lifetime free data allowances for tablets. Earlier this year, the Company launched “Contract Freedom” which reimburses Early Termination Fees (ETFs) for individuals and families who make the switch to T-Mobile. In the second quarter of 2014, the Company again expanded the Un-carrier portfolio with:

•	Un-carrier 5.0: “T-Mobile Test Drive”, a new program that invites consumers to try the T-Mobile network and an Apple iPhone 5s device for 7 days for free.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

•
Un-carrier 6.0: “Music Freedom”, a new offer from T-Mobile which allows Simple Choice customers to stream music from the most popular music services without the data usage counting against their 4G data allotments.

Best Customer Care Performance
On July 31, 2014, J.D. Power recognized T-Mobile for its leadership in Customer Care Performance with both the T-Mobile and MetroPCS brands achieving the highest ranking. T-Mobile reclaimed the top spot and has been awarded the highest ranking among the four major US wireless carriers in the J.D. Power 2014 Wireless Customer Care Full-Service StudySM - Volume 2 and the 2014 Wireless Customer Care Non-Contract Study Volume 2. The MetroPCS brand received the highest ranking among non-contract providers in the study for the fourth consecutive time.  The results reinforce T-Mobile’s track record as an organization with a strong focus and commitment to providing an outstanding customer experience whether you call in, come in to the stores, or access online.

Operational and Financial Highlights for the Second Quarter of 2014
T-Mobile continues to deliver strong customer growth and ended the second quarter of 2014 with approximately 50.5 million customers, an increase of 1.5 million total customers from the end of the first quarter of 2014. With over 1.0 million branded net customer additions in the quarter, the Company significantly grew its branded customer base and continued the strong momentum seen over the previous four quarters. Branded postpaid net customer additions were 908,000, including 579,000 phone net additions and 329,000 mobile broadband net additions, mostly tablets. These results reflect continued record low branded postpaid phone churn of approximately 1.5% for the second quarter, which was flat versus the first quarter of 2014 and the second quarter of 2013.

T-Mobile’s branded prepaid business led the industry with 102,000 branded prepaid net customer additions in the second quarter of 2014, which was down 363,000 versus the seasonally strong first quarter of 2014, but up when compared to a loss of 87,000 net additions in the second quarter of 2013 on a pro forma combined basis.

As part of the ongoing movement towards simplifying the business, the Company continued to drive the penetration of Simple Choice plans within its base. The portion of branded postpaid customers on Simple Choice plans was 80% at the end of the second quarter of 2014, up from 75% at the end of the first quarter of 2014. By the end of the year, the penetration of Simple Choice plans in the branded postpaid base is projected to be between 85% and 90%.

Consistent with industry trends, customers continued to migrate to smartphones. T-Mobile’s total smartphone sales, including sales to branded postpaid and prepaid customers, were 6.2 million units in the second quarter of 2014, equivalent to 93% of all phone units sold. This represents a penetration of 83% of the total branded phone customer base at the end of the second quarter of 2014.

In addition to strong customer growth, T-Mobile delivered strong financial results. In the second quarter 2014, T-Mobile produced the fastest revenue growth in the industry in both total and service revenues. The Company grew total revenues in the second quarter of 2014 by 15.4% year-over-year due not only to growth in equipment sales and the inclusion of MetroPCS results for the full quarter but also an increasing contribution from service revenues. On a pro forma combined basis, total revenues led the industry for the second quarter of 2014 with 8.0% growth compared to the second quarter of 2013 due to growth in service revenues and higher equipment sales. On a sequential basis, total revenues increased by 4.5%.

T-Mobile also reported the industry-leading service revenue growth. The Company’s service revenues have grown in each of the last five quarters on a sequential basis. Service revenues for the second quarter of 2014 grew by 15.3% year-over-year primarily due to growth in branded postpaid service revenues as well as the inclusion of MetroPCS results for the full quarter. T-Mobile’s service revenues increased by 2.8% quarter-over-quarter, primarily due to growth of the Company’s customer base which was offset in part by increased adoption of Simple Choice plans. Service revenues for the second quarter of 2014 increased 7.1% compared to the second quarter of 2013 on a pro forma combined basis. This represents an acceleration compared to the first quarter of 2014 when service revenues increased by 4.5% year-over-year on a pro forma combined basis, and marks the second consecutive quarter of year-over-year service revenue growth as well as the best percentage growth rate among the Big 4 US wireless carriers. Additionally, service revenues in the second quarter were impacted by the following non-recurring factors: a reduction in certain regulatory surcharges and a revenue adjustment for expected customer refunds on premium SMS charges, which collectively reduced service revenues by $43 million.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Branded postpaid phone average revenue per user (ARPU) decreased sequentially by 2.3% to $49.32 due to the continued growth of Simple Choice plans as well as the non-recurring impact of a reduction in certain regulatory surcharges and a revenue adjustment for expected customer refunds on premium SMS charges. Adjusting for these non-recurring items, branded postpaid phone ARPU would have declined by $0.55 or 1.1% sequentially to $49.93. Branded postpaid Average Billings per User (ABPU), which consists of branded postpaid service revenues plus EIP billings divided by the average branded postpaid customers in the period, was $59.79 in the second quarter of 2014, up 1.8% compared to the second quarter of 2013 and up 0.4% compared to the first quarter of 2014. Branded prepaid ARPU for the second quarter of 2014 increased by 3.0% to $37.16 compared to the first quarter of 2014.

Adjusted EBITDA for the second quarter of 2014 was $1.45 billion, leading the industry with 33.4% growth from the first quarter of 2014, and a 14.7% increase from the second quarter of 2013 on a pro forma combined basis. The increase in Adjusted EBITDA reflected ongoing cost improvements amidst continued strong customer growth. Adjusted EBITDA margin was 26% compared to 20% in the first quarter of 2014.

During the second quarter of 2014, the quality of T-Mobile’s customer base and receivables portfolio continued to be positively impacted by the ongoing success of the Company’s Un-carrier strategy. 53% of EIP receivables were classified as Prime at the end of the second quarter of 2014. The prime mix for branded postpaid gross adds improved 9 percentage points year-over-year.

Network Expansion and Capital Expenditures
The Company’s network expansion is continuing at an accelerated pace. T-Mobile’s 4G LTE network - America’s Fastest - now covers more than 233 million people in 325 metro areas and the Company is rapidly deploying Wideband LTE while at the same time rolling out its 700 MHz A-Block spectrum beginning this current quarter. In addition, the Company was first to launch VoLTE (voice over LTE) and first to achieve nationwide VoLTE coverage as of today, covering more than 200 million people. The improvements to increase speed, capacity, and coverage across the T-Mobile network footprint are rapid and ongoing.

Cash capital expenditures reflect T-Mobile’s continued investment in network modernization and 4G LTE deployment. In the second quarter of 2014, cash capital expenditures were $940 million, down slightly from $947 million in the first quarter of 2014 and down from $1.1 billion on a pro forma combined basis in the second quarter of 2013.

MetroPCS Combination
T-Mobile continued to make rapid progress on the expansion and integration of MetroPCS. As of June 30, 2014, MetroPCS was in 45 markets, approaching 10,000 distribution points in total, including over 3,100 distribution points in the 30 expansion markets launched in 2013.

The Company began selling T-Mobile-compatible devices to MetroPCS customers in the second quarter of 2013 and has already transitioned approximately two thirds of MetroPCS customers to the T-Mobile network. Approximately 60% of the MetroPCS spectrum has been re-farmed and integrated into the T-Mobile network at the end of the second quarter of 2014.

On July 7, 2014, T-Mobile shut down the CDMA portions of the MetroPCS networks in Boston, Hartford, and Las Vegas. Further shutdowns of the CDMA portions of MetroPCS networks, including in Philadelphia, are planned during the second half of 2014 - all while ensuring a seamless transition for its customers. Total one-time shutdown costs are expected to be between $250 million and $300 million in 2014. The network shutdowns will facilitate the realization of the network synergies associated with the business combination of T-Mobile and MetroPCS.

2014 Outlook Guidance
T-Mobile expects to drive further momentum while continuing to invest in profitable growth. With the success of its Simple Choice plans and the continued evolution of the Un-carrier strategy, branded postpaid net additions for 2014 are now expected to be between 3.0 and 3.5 million, up from the prior guidance of 2.8 to 3.3 million.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

For the full year of 2014, T-Mobile expects Adjusted EBITDA to be in the range of $5.6 to $5.8 billion, which is unchanged from the earlier range despite the increase in customer growth guidance.

Cash capital expenditures are expected to be in the range of $4.3 to $4.6 billion, also unchanged.

With this growth and rate plan migrations, the penetration of Simple Choice plans in the branded postpaid base is projected to be between 85% and 90% by the end of 2014, again, unchanged from the earlier range.

Quarterly Financial Results

For more details on T-Mobile’s second quarter 2014 financial results, including its “Investor Quarterly” with detailed financial tables and the required non-GAAP reconciliations, please visit T-Mobile US, Inc.'s Investor Relations website at http://investor.T-Mobile.com.

For comparison purposes, pro forma combined measures presented in this release include the combined results of T-Mobile USA and MetroPCS to reflect the business combination for the relevant periods. See Investor Quarterly for further details.

About T-Mobile US, Inc.:
As America's Un-carrier, T-Mobile US, Inc. (NYSE: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences for customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. It currently serves approximately 50.5 million wireless customers and provides products and services through approximately 70,000 total points of distribution. For more information, please visit http://www.t-mobile.com.

Q2 2014 Earnings Conference Call
T-Mobile US, Inc. will host a conference call to discuss its financial and operational results for the second quarter 2014 on Thursday, July 31, 2014 at 8:30 a.m. Eastern Time (ET).

T-Mobile Conference Call Information:
Call-in Numbers:	800-432-9830
International:	719-234-7318
Participant Passcode:	5703796

Please plan on accessing the conference call ten minutes prior to the scheduled start time. The conference call will be broadcast live via the Company's Investor Relations website at http://investor.t-mobile.com.

A replay of the conference call will be available for two weeks starting shortly after the call concludes and can be accessed by dialing 888-203-1112 (toll free) or 719-457-0820 (international). The passcode required to listen to the replay is 5703796.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, integration of MetroPCS, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2014. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Press Contact:	Investor Relations Contact:
Media Relations	Nils Paellmann
T-Mobile US, Inc.	T-Mobile US, Inc.
mediarelations@t-mobile.com	877-281-TMUS or 212-358-3210
http://newsroom.t-mobile.com	investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Press Release includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below.

Adjusted EBITDA is reconciled to net income (loss) as follows:

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	2013	2014
Net income (loss)	$107	$(16)	$(36)	$(20)	$(151)	$391	$91	$240
Adjustments:
Interest expense to affiliates	178	225	183	92	18	85	403	103
Interest expense	51	109	151	234	276	271	160	547
Interest income	(35)	(40)	(50)	(64)	(75)	(83)	(75)	(158)
Other expense (income), net	6	(118)	7	16	6	12	(112)	18
Income tax expense (benefit)	72	21	42	(119)	(102)	286	93	184
Operating income (loss)	379	181	297	139	(28)	962	560	934
Depreciation and amortization	755	888	987	997	1,055	1,129	1,643	2,184
MetroPCS transaction and integration costs	13	26	12	57	12	22	39	34
Restructuring costs	31	23	—	—	—	—	54	—
Stock-based compensation	—	6	48	46	49	63	6	112
Other, net (1)	—	—	—	—	—	(725)	—	(725)
Adjusted EBITDA	$1,178	$1,124	$1,344	$1,239	$1,088	$1,451	$2,302	$2,539
Adjusted EBITDA of MetroPCS (2)	291	141	—	—	—	—	432	—
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088	$1,451	$2,734	$2,539

(1)
Other, net for second quarter of 2014 and the six months ended June 30, 2014 primarily represents the gain on spectrum swap transactions with Verizon completed in April 2014. Other, net transactions may not agree in total to the other, net classification in the condensed consolidated statements of comprehensive income primarily due to certain routine operating activities, such as insignificant routine spectrum license exchanges that would be expected to reoccur, and are therefore included in Adjusted EBITDA.

(2)
The Adjusted EBITDA of MetroPCS for the second quarter of 2013 reflects the Adjusted EBITDA of MetroPCS for April 2013 and is included for informational purposes to allow for a comparison of T-Mobile’s Adjusted EBITDA for periods following the completion of the business combination of T-Mobile USA and MetroPCS to pro forma combined Adjusted EBITDA for periods prior to the completion of the business combination. For the first quarter of 2013, the Adjusted EBITDA of MetroPCS reflects the amounts previously reported by MetroPCS.

"Adjusted EBITDA" - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management also uses Adjusted EBITDA to measure its ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements, and to fund future growth. T-Mobile believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following schedule reflects the branded postpaid phone ARPU calculation and provides a reconciliation to total branded postpaid service revenues reported in T-Mobile's condensed consolidated statements of comprehensive income.

	Quarter						Six Months Ended June 30,
(in millions, except average number of branded postpaid phone customers and branded postpaid phone ARPU)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	2013	2014
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$6,547	$6,958
Less: Branded postpaid mobile broadband revenues	(44)	(42)	(41)	(42)	(47)	(54)	(86)	(101)
Branded postpaid phone service revenues	$3,219	$3,242	$3,261	$3,275	$3,400	$3,457	$6,461	$6,857
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	19,689	19,999	20,657	21,352	22,447	23,368	19,844	22,908
Branded postpaid phone ARPU	$54.50	$54.04	$52.62	$51.13	$50.48	$49.32	$54.26	$49.89

Average Revenue Per User (“ARPU”) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period. T-Mobile believes ARPU provides management with useful information to assess its per-customer service revenue realization and to assist in forecasting its future service revenues, and evaluate the average monthly service revenues generated from its customer base.

The following schedule reflects the branded postpaid ABPU calculation and provides a reconciliation of the billings for branded postpaid customers used for the branded postpaid ABPU calculation to total branded postpaid service revenues reported in T-Mobile's condensed consolidated statements of comprehensive income.

	Quarter						Six Months Ended June 30,
(in millions, except average number of branded postpaid customers and branded postpaid ABPU)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	2013	2014
Branded postpaid service revenues	$3,263	$3,284	$3,302	$3,317	$3,447	$3,511	$6,547	$6,958
Add: EIP billings	194	314	435	528	657	810	508	1,467
Total billings for branded postpaid customers	$3,457	$3,598	$3,737	$3,845	$4,104	$4,321	$7,055	$8,425
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	20,117	20,425	21,084	21,805	22,975	24,092	20,271	23,533
Branded postpaid ABPU	$57.28	$58.72	$59.08	$58.78	$59.54	$59.79	$58.01	$59.67

Branded postpaid Average Billings per User ("ABPU") - Average monthly branded postpaid service revenue earned from customers plus equipment installment plan ("EIP") billings divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes ABPU provides management, investors, and analysts with useful information to evaluate average per-branded postpaid customer billings as it approximates the expected cash collections, including equipment installments, from T-Mobile's customers each month.

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

Pro Forma Combined Results

The following pages contain certain pro forma combined financial and other operating data for periods through the second quarter of 2013 that are presented solely for informational purposes to provide comparative customer and financial trends since the business combination of T-Mobile USA and MetroPCS was completed for the combined company.  The pro forma combined amounts for periods through and including the second quarter of 2013 were created by combining certain financial results and other operating data of the individual entities for the relevant periods.  The pro forma combined financial data have not been determined in accordance with the requirements of Article 11 of Regulation S-X. The following pages also include reconciliations for certain additional non-GAAP financial measures to the most directly comparable GAAP financial measures.

Pro Forma Combined Reconciliations

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	2013	2014
Service Revenues
T-Mobile (1)	$4,005	$4,756	$5,138	$5,169	$5,337	$5,484	$8,762	$10,821
MetroPCS	1,101	366	—	—	—	—	1,467	—
Total service revenues	$5,106	$5,122	$5,138	$5,169	$5,337	$5,484	$10,229	$10,821

Branded Revenues
T-Mobile (1)	$3,766	$4,526	$4,896	$4,923	$5,095	$5,247	$8,292	$10,342
MetroPCS	1,101	366	—	—	—	—	1,467	—
Total branded revenues	$4,867	$4,892	$4,896	$4,923	$5,095	$5,247	$9,759	$10,342

Branded Prepaid Revenues
T-Mobile (1)	$503	$1,242	$1,594	$1,606	$1,648	$1,736	$1,745	$3,384
MetroPCS	1,101	366	—	—	—	—	1,467	—
Total branded prepaid revenues	$1,604	$1,608	$1,594	$1,606	$1,648	$1,736	$3,212	$3,384

Total Revenues
T-Mobile (1)	$4,677	$6,228	$6,688	$6,827	$6,875	$7,185	$10,905	$14,060
MetroPCS	1,287	423	—	—	—	—	1,710	—
Total revenues	$5,964	$6,651	$6,688	$6,827	$6,875	$7,185	$12,615	$14,060

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	2013	2014
Cash Capex - Property & Equipment
T-Mobile (1)	$1,076	$1,050	$1,017	$882	$947	$940	$2,126	$1,887
MetroPCS	154	61	—	—	—	—	215	—
Total Cash Capex - Property & Equipment	$1,230	$1,111	$1,017	$882	$947	$940	$2,341	$1,887

(1) The second quarter of 2013 represents the results for T-Mobile USA for April, 2013 and the results for T-Mobile USA and MetroPCS on a combined basis for May and June 2013, as the business combination was completed on April 30, 2013.

	Quarter						Six Months Ended June 30,
(in millions)	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	2013	2014
Simple Free Cash Flow
Pro Forma Combined Adjusted EBITDA	$1,469	$1,265	$1,344	$1,239	$1,088	$1,451	$2,734	$2,539
Pro Forma Combined Total Cash Capex - Property & Equipment	1,230	1,111	1,017	882	947	940	2,341	1,887
Simple Free Cash Flow	$239	$154	$327	$357	$141	$511	$393	$652

T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Phone 1-800-318-9270
Internet http://www.T-Mobile.com